Exhibit 14.1

AMERICAN GENERAL FINANCE CORPORATION

CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND
SENIOR FINANCIAL OFFICERS

Dated as of November, 2010

American General Finance Corporation (the “Company”) is committed to conducting its business in accordance with applicable laws, rules and regulations and the highest standards of business ethics, and to full and accurate financial disclosure in compliance with applicable law.  This Code of Ethics, applicable to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller (or persons performing similar functions) and such other persons who are designated by the Board of Directors of the Company or an appropriate committee thereof (together, “Senior Officers”), sets forth specific policies to guide you in the performance of your duties.

As a Senior Officer, you must not only comply with applicable law.  You also must engage in and promote honest and ethical conduct and abide by the Company’s policies and procedures that govern the conduct of the Company’s business.  Your leadership responsibilities include creating a culture of high ethical standards and commitment to compliance, maintaining a work environment that encourages employees to raise concerns, and promptly addressing employee compliance concerns.

Compliance with Laws, Rules and Regulations

You are required to comply with the laws, rules and regulations that govern the conduct of the Company’s business and to report any suspected violations in accordance with the section below entitled “Compliance with Code of Ethics.”

Conflicts of Interest

A conflict of interest occurs when your private interests interfere in any way, or even appear to interfere, with the interests of the Company.  Your obligation to conduct the Company’s business in an honest and ethical manner includes the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.  No Senior Officer shall make any investment, accept any position or benefits, participate in any transaction or business arrangement or otherwise act in a manner that creates or appears to create a conflict of interest unless the Senior Officer makes full disclosure of all facts and circumstances to, and obtains the prior written approval of the Board of Directors of the Company.

Disclosures

It is Company policy to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in all other public communications made by the Company.  As a Senior Officer, you are required to promote compliance with this policy by all employees and to abide by Company standards, policies and procedures designed to promote compliance with this policy.

Compliance with Code of Ethics

If you know of or suspect a violation of applicable laws, rules or regulations or this Code of Ethics, you must immediately report that information to the General Counsel or any member of the Audit Committee of the Board of Directors of the Company (the “Audit Committee”).  No one will be subject to retaliation because of a good faith report of a suspected violation.

The General Counsel will report material violations of this Code of Ethics to the Audit Committee.  Violations of this Code of Ethics may result in disciplinary action, up to and including discharge.  The Audit Committee shall determine, or shall designate appropriate persons to determine, appropriate action in response to violations of this Code.

Waivers of Code of Ethics

If you would like to seek a waiver of this Code of Ethics you must make full disclosure of your particular circumstances to any member of the Audit Committee and the General Counsel.  Amendments to and waivers of this Code of Ethics will be publicly disclosed as required by applicable law and regulations.

No Rights Created

This Code of Ethics is a statement of certain fundamental principles, policies and procedures that govern the Company’s Senior Officers in the conduct of the Company’s business.  It is not intended to and does not create any rights in any employee, customer, tenant, landlord, supplier, competitor, shareholder or any other person or entity.